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                                                                EXHIBIT 10.35




                   PORTFOLIO INDEMNITY REINSURANCE AGREEMENT


                                  between the


                   THE DIXIE NATIONAL LIFE INSURANCE COMPANY

                             RIDGELAND, MISSISSIPPI


                                    and the

                      THE COLOGNE LIFE REINSURANCE COMPANY

                             STAMFORD, CONNECTICUT







Treaty # D008-001-000

Combination Coinsurance Modified Coinsurance

Account # 2642






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                                    CONTENTS




ARTICLE I     REINSURANCE COVERAGE

ARTICLE II    COMMENCEMENT AND TERMINATION OF LIABILITY

ARTICLE III   GENERAL PROVISIONS

ARTICLE IV    DEFINITION OF REINSURANCE PREMIUM

ARTICLE V     DEFINITION OF REINSURANCE BENEFITS

ARTICLE VI    ACCOUNTING, REPORTING, SETOFF AND RECOUPMENT

ARTICLE VII   SETTLEMENT OF CLAIMS

ARTICLE VIII  INSOLVENCY

ARTICLE IX    ARBITRATION

ARTICLE X     DURATION OF AGREEMENT

ARTICLE XI    PAYMENTS UPON TERMINATION OF AGREEMENT

ARTICLE XII   OTHER REINSURANCE AND ACQUISITION CLAUSE

ARTICLE XIII  EXECUTION


SCHEDULE A    CONTRACTS AND RISKS REINSURED

SCHEDULE B    POLICY ALLOWANCES AND EXPERIENCE REFUND

SCHEDULE C    REPORTS

SCHEDULE D    QUARTERLY ACCOUNTING PERIOD REINSURANCE REPORTS

SCHEDULE E  INTEREST RATES

SCHEDULE F  COINSURANCE CONVERSION ADJUSTMENT

SCHEDULE G  DIVIDEND REIMBURSEMENT

ADDENDUM 1  FORMULAS AND ACCOUNTING WORKSHEET

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                   PORTFOLIO INDEMNITY REINSURANCE AGREEMENT

This Agreement is made and entered into between The Dixie National Life Insurance Company, of Ridgeland, Mississippi, a corporation, organized under the laws of the State of Mississippi, hereinafter referred to as the "Company," and The Cologne Life Reinsurance Company, of Stamford, Connecticut, a corporation, organized under the laws of the Connecticut, hereinafter referred to as the "Reinsurer".

The Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Company shall be and remain solely liable to any insured, contract owner, or beneficiary under any contract reinsured hereunder.

This Agreement shall constitute the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.



                                   ARTICLE I

                              REINSURANCE COVERAGE

1. Effective the 31st day of December, 1996, hereinafter referred to as the "Effective Date," the Company agrees to reinsure with the Reinsurer the risks under the policies issued by the Company, as described in Schedule A, and, with respect to such reinsurance the Reinsurer agrees to indemnify the Company against the risks assumed by the Company, except as herein provided.



                                   ARTICLE II

                    COMMENCEMENT & TERMINATION OF LIABILITY

1. The liability of the Reinsurer on reinsurance ceded hereunder shall commence on the later of the Effective Date and the date the liability of the Company commences.

2. The liability of the Reinsurer on all reinsurance hereunder shall terminate simultaneously with that of the Company unless, prior to such date, the Agreement is terminated as otherwise provided herein. If the Agreement is so terminated, the liability of the Reinsurer shall cease on the date of termination, hereinafter referred to as the "Termination Date."

                                  ARTICLE III

                               GENERAL PROVISIONS


1. Contracts and Risks Reinsured. The Reinsurer agrees to indemnify and the Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks described in Schedule A hereto, which are in force on the Effective Date of this Agreement.

2. Coverages and Exclusions.

   (a)Only risks under the life or annuity contracts referred to in Schedule A, are reinsured under this Agreement.
   (b) Extended Term and Reduced Paid-Up policies shall be treated as surrendered policies.
   (c) Paid-Up dividend additions are covered in the same proportion as the original policy.
   (d) Waiver of Premium benefits, Accidental Death Benefits, Guaranteed Insurability Benefits, Supplementary Contracts, or other "miscellaneous benefits" are not reinsured under this Agreement.
   (e) Excess interest credited to any reinsured contract is excluded from coverage under this Agreement, unless prior written approval has been obtained from the Reinsurer.

3. Plan of Reinsurance. This indemnity reinsurance agreement shall be a combination of the coinsurance/modified coinsurance plan. The Company shall retain, maintain, and own all assets held in relation to the Mod Co Reserves.

4. Reserves. The term "Total Reserves", "Reserves", or "Reserve", whenever used, shall mean the gross statutory reserves held by the Company on its NAIC Convention Blank, with respect to the portions of contracts reinsured hereunder, and shall be net of due and deferred premiums.

The term "Coinsurance Reserve" shall mean the portion of the Total Reserves covered under the Coinsurance Plan, and the term "Mod Co Reserves" shall mean the portion of the Total Reserve covered under the Modified Coinsurance Plan.


5. Extracontractual Damages. The Reinsurer does not indemnify and shall not be liable for any of the Company's extracontractual damages, including but not limited to actual punitive, exemplary or compensatory damages; excluded damages include but are not limited to damages or liability of any kind whatsoever resulting from, but not limited to: negligent, reckless or intentional wrongs, fraud, oppression, bad faith, or strict liability, arising from claims related to breach of contract or any form of tortuous conduct unless the Reinsurer is the cause of same. If the Company is ordered by a court to make refunds to policyholders on any contract, the contract shall be considered a recaptured contract, and subject to the provisions of the Addendum 1.

6. Contract Administration. The Company shall administer the contracts reinsured hereunder and shall perform all accounting for such contracts.

7. Inspection. At any reasonable time, each party or its designated representative may inspect, during normal business hours, at the offices where such records are located, the papers and any and all other books or documents of the other relating to reinsurance under this Agreement. The information obtained shall be used only for reinsurance purposes and shall be kept confidential except to the extent disclosure is required by law. The Reinsurer's rights under this paragraph shall survive termination of this Agreement.

7. Capital Gains and Losses. The Reinsurer will not participate in capital gains or losses of the Company attributable to the assets underlying the Mod Co Reserves, other than to the extent such capital gains or losses are reflected in the Mod Co Interest Rate.


8. Premium Taxes. The reinsurance allowances for any taxes paid in connection with the contracts reinsured hereunder are included as part of the Company's expense allowance granted by the Reinsurer in accordance with Schedule B of this Agreement. The Reinsurer will not reimburse the Company for any premium taxes, Federal, state or local taxes, or any licenses or other fees allocated directly or indirectly to the risks reinsured, with the exception of the DAC tax charge as addressed in Addendum 1, it being expressly understood that the Company shall be solely liable for all such amounts that may be owed by it.

9. Conditions. The reinsurance hereunder is subject to the same limitations and conditions as the contracts written or assumed by the Company which are reinsured hereunder, unless otherwise expressly provided in this Agreement.

10. Misunderstandings and Oversights. If any non-material delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party that first discovers such non-material oversight or incorrect act as a result of the misunderstanding will notify the other party in writing promptly upon discovery of the misunderstanding or oversight. The parties shall act to correct the error, omission or oversight within twenty (20) days of notification of the
problem.   In the event that any delay, omission, error or failure is or becomes material (where "material" is defined in this article), or is not corrected within a reasonable time following receipt of notice as described hereinabove, the offended party shall be entitled to a remedy as outlined in
Article XII. However, this section shall not be construed as a waiver by either party of their right to enforce strictly the terms of this Agreement. For the purposes of this paragraph a material delay shall be equal to a full accounting period beyond the due date of the information. With respect to materiality of the omission or error, the definition in paragraph 24 (c) shall apply.

11. Age or Sex Adjustment. If the Company's liability under any of the contracts reinsured under this Agreement is changed because of a misstatement of age or sex, the Reinsurer will share in the change proportionately to the amount reinsured hereunder.

12. Reinstatements. If a contract reinsured hereunder that was reduced, terminated, or lapsed, is reinstated, the reinsurance for such contract under this Agreement will be reinstated automatically to the amount that would be in force if the contract had not been reduced, terminated, or lapsed. The Company will pay to the Reinsurer the Reinsurer's proportionate share of all amounts collected from, or charged to, the insured.

13. Amendments. This Agreement shall be amended only by written agreement signed by a duly authorized officer of the Company and Reinsurer respectively.

14.  Internal and External Replacements.   An internal or external replacement
of any contracts reinsured hereunder, pursuant to a program of internal or external replacement, shall be considered as a recaptured contract and not a surrender unless the reinsurance is continued for the new contract. It shall be subject to a Recapture Fee as defined in Addendum 1.

An internal replacement shall include all policies which are reinsured under this Agreement which under a program initiated by the Company after the Effective date of this Agreement are surrendered, and within 6 months before or after termination are covered under a new policy written by the Company or an affiliate.

An external replacement program shall consist of a program entered into by the company with a non affiliated company to replace the contracts reinsured hereunder for a contract with another insurer.

15. Contract Changes or Reserve Changes. The Company must provide written notification to the Reinsurer of any change in the terms or conditions of any contract reinsured hereunder or in the calculation of the Reserves within fifteen (15) days after the change is initiated. If the Reinsurer accepts any such change, the Company and the Reinsurer shall share proportionately in any increase or decrease in the Company's liability which results from such change. If the change is voluntary on the part of the Company and if the Reinsurer does not accept such change, the Reinsurer's liability under this Agreement shall be determined as if no such change occurred. If the change is not voluntary on the part of the Company, the Reinsurer shall participate in such change.

16. Conditional Receipt. A Policy under this treaty is not considered in force until the policy is issued. Under no circumstances will claims under the conditional receipt coverage be recognized as a claim under the provisions of this treaty.

17. Territory. The Reinsurer's liability shall be limited to policies issued in the United States of America, its territories and possessions, Puerto Rico, and Canada.

18. Currency. All payments and accounts shall be made in United States Dollars, and all fractional amounts shall be rounded to the nearest whole dollar. For the purposes of this Agreement, where the Company receives premiums or pays benefits in currencies other than United States Dollars, such premiums and benefits shall be converted into United States Dollars at the actual rates of exchange at which such premiums and benefits are entered in the Company's books.

19. Delayed Payments. Should the payment due either the Reinsurer or the Company be delayed beyond the due date specified in Article VI, such delayed payment shall accrue interest as specified in Schedule E.

20. Successors and Assigns. This Agreement cannot be assigned by the Company or Reinsurer without the prior written approval of the other party. However, any successor of the Company by operation of law, including without limitation any liquidator, rehabilitator, receiver or conservator, shall have the unilateral right to assign this Agreement without the consent of the Reinsurer. The Reinsurer shall be given written notice of any such assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

21. Notices. All notices hereunder shall be in writing and shall become effective when received. Any written notice shall be by either certified or registered mail, return receipt requested or overnight delivery service (providing for delivery receipt) or delivered by hand. All notices under this Agreement shall be addressed as follows:

If to the Reinsurer:

The Cologne Life Reinsurance Company
30 Oak Street, P. O. Box 300
Stamford, CT   06904-0300
ATTENTION:  Art Garrison

If to the Company:

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The Dixie National Life Insurance Company
9100 Keystone Crossing, Suite 600
Indianapolis, IN  46240
ATTENTION:  Michael Kaster

22. Assessments and Tax Changes. If the Reinsurer is assessed any additional Federal, state or local premium or sales taxes, or assessments for insolvencies or rehabilitations, or any other assessments as a result of assuming the business reinsured, and the Company received a deduction for such amounts, the Reinsurer shall be reimbursed for such assessment or tax. Such assessment will include any increase in the section 848 charges for "deferred acquisition costs" but shall not include any change in the corporate income tax rate.

23.  Compliance with Applicable Laws and Regulations

(a) Agreement to be Construed in Accordance with Existing Law It is the intention of the parties that this Agreement comply with all existing applicable laws and regulations, as from time to time are in effect, so that the Risks Reinsured remain reinsured on a combination coinsurance/modified coinsurance plan.

(b) Amendment and/or Termination Upon Failure to Comply In the event that it is determined by an insurance regulatory authority or the Internal Revenue Service or by either party upon the advice of an insurance regulatory authority or the Internal Revenue Service that this Agreement fails to conform to the requirements of existing applicable laws and regulations and that the Agreement may be brought into conformity with said requirements only by means of a material change to the Agreement, or in the event that such laws or regulations are changed subsequent to the Effective Date and such change has a material adverse affect on either party or requires a material change to the Agreement in order for the Agreement to conform with applicable laws and regulations, the parties shall exercise reasonable efforts to reach an agreement to amend the Agreement so as to return the parties to the economic position that they would have been in had no such change occurred or so that both parties share the economic detriment of such change equally. If the parties are unable to reach an agreement to amend the Agreement, then the differences between the parties shall be resolved through arbitration in accordance with the provisions of
Article IX. In the event that any change required to conform the Agreement to the requirements of applicable law or regulation is not material, the Agreement shall be amended accordingly. In no event, however, shall this provision prevent either party from exercising any right it otherwise has under this Agreement.

(c) Notification of Disapproval or Change in Law The company shall promptly notify the Reinsurer of any disapprovals or required changes regarding the Agreement that are made by any insurance regulatory authorities. The Reinsurer shall be allowed to defend the Agreement on its own behalf with such authorities after consultation with the Company.

                                   ARTICLE IV

                       DEFINITION OF REINSURANCE PREMIUM

1. Initial Reinsurance Consideration. The Initial Reinsurance Consideration is due on the latter of the Effective Date or the Execution Date and shall be the net of (a)-(b)-(c), as defined below. The Initial Reinsurance Consideration may be positive (paid to the Reinsurer) or negative (paid to the Company).

  a. The Initial Reinsurance Premium shall be the Total Reserves on the quota share of the policies cited in Schedule A.

  b. The Initial Allowance, as defined in Schedule B. The Company shall include the initial allowance as taxable income.

  c. The Initial Mod Co Reserve Adjustment shall be the Mod Co Reserves with respect to the risks reinsured hereunder, where the initial Mod Co Reserve equals (a)-(b).

2. Terminal Payments. On full or partial recapture the Company and Reinsurer shall make Terminal Payments as defined in Article XI.

3. Quarterly Reinsurance Premium. The Quarterly Reinsurance Premium shall be the net of (a)-(b)+(c)-(d)-(e)-(f)-(g) as defined below, and may be positive (paid to the Reinsurer) or negative (absolute value paid to the Company).

  a. Reinsurer's Share of Policy Premium. Policy Premiums are the gross premiums, including contract fees, collected from the policyholder with respect to the Risks Reinsured hereunder and described on Schedule A hereto, reduced by an amount equal to the Reinsurer's share of reinsurance premiums paid by the Company for risks ceded under other reinsurance agreements. The Reinsurer's share of the Policy Premium is specified in Schedule A.

  b. Mod Co Reserve Adjustment. The Mod Co Reserve Adjustment is equal to the algebraic increase in the Total Reserves for the Accounting Period just ended less interest calculated at the Mod Co Interest Rate, as defined in Schedule E, on the Mod Co Reserve on the first day of such Accounting Period. The Mod Co Reserve Adjustment may be either positive (owed to the Company) or negative (absolute value owed to the Reinsurer).

 c. Recapture Fee. On a full or partial recapture there shall be a Recapture Fee as defined in Addendum 1.

 d.   Reimbursement for Policyholder Dividends.   The Reinsurer shall
      reimburse the Company for dividends paid to policyholders as specified in Schedule G.

 e.   Allowances.

      (a) Quarterly Allowances. The Allowances, which shall include an allowance for premium tax, are set forth in Schedule B of this Agreement.

      (b) Initial Allowance. On the Effective Date, the Reinsurer shall pay the Company an Initial Allowance as described in Schedule B.

 f. Surrender and Endowment Payments. Surrender and endowment payments shall equal the surrender and endowment payments paid by the Company on the Risks Reinsured, net of any reinsurance coverages due and payable from other reinsurers of the policies reinsured hereunder, regardless of whether such amounts due from other reinsurers are in fact or as a matter of law deemed to be collectible or uncollectible. In order to be reimbursed, the surrender or endowment payments must have occurred after the Effective Date and on or before the Termination Date.

 g. Experience Refunds. The experience refunds will be computed in accordance with Schedule B hereto and shall be based upon experience of the Risks Reinsured under this Agreement.

 h. Coinsurance Reserve Adjustment. In order to reduce the cash otherwise payable resulting from profits on the reinsured business, a Coinsurance Reserve Adjustment shall be calculated in accordance with Schedule F.

4. Indivisibility of Reinsurance Premium. It is expressly understood that the debits and credits under this Agreement, including but not limited to such debits and credits arising under this Article, shall at all times and under all circumstances relevant to the rights and liabilities of the parties to this Agreement be netted and that such debits and credits may never be treated as severable or divisible.

                                   ARTICLE V

                       DEFINITION of REINSURANCE BENEFITS


The Reinsurance Benefits shall include the following:

1. Death Benefits. The Reinsurer shall reimburse the Company for the death benefits incurred by the Company on the portion of any contract reinsured hereunder. The reimbursement shall be net of other reinsurance benefits deemed payable from other reinsurers on the portions of the policies reinsured hereunder before the effective date of this Agreement, regardless if such amounts due from the other reinsurers are in fact or as a matter of law deemed
to be collectible or uncollectible.   The death benefit shall also be reduced
by any amount above the Maximum Coverage per life. In order to be reimbursed, the death must have occurred after the Effective Date and before the Termination Date.

The Reinsurance Benefits shall be net of any Reinsurance Premiums owed by the Company.

                                   ARTICLE VI

         ACCOUNTING, REPORTING, INSURING CLAUSE, SETOFF and RECOUPMENT


1. Accounting and Reporting Periods. The "Accounting Period" for this treaty shall be the calendar year. The first Accounting Period is from the Effective Date until the end of the then current calendar year. The last Accounting Period shall be from the beginning of the last calendar year until the Termination Date. The "Reporting Period" shall be the Calendar Quarter.

2. Insuring Clause. The amount owed the Company for any accounting period shall be the excess, if any, of Reinsurance Benefits less Reinsurance Premiums, and the amount owed the Reinsurer for any accounting period shall be the
excess, if any, of Reinsurance Premiums over Reinsurance Benefits.    If such
amounts cannot be determined at such date on an exact basis, such payments may be determined on an estimated basis and any final adjustments are to be made within six (6) weeks after the end of the Accounting Period.

3. Setoff. Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

4. Recoupment. All net amounts due either party under this Agreement, for any accounting period, shall be netted regardless of when they arose, and regardless of the insolvency, rehabilitation or receivership of either party. In particular, amounts due under this Agreement to one party before or after the insolvency of the other party may be recouped and only the net balance due shall be paid.

5.  Reports

(a) An Initial Reinsurance Report, as prescribed in Schedule C shall be provided by the Company to the Reinsurer within thirty (30) days following the later of the Date of Execution or the Effective Date, but in no case later than January 31, 1997.

(b) Quarterly Reinsurance Reports and any cash payment due there with, if any, as prescribed Schedule D shall be provided by the Company to the Reinsurer within thirty (30) days following the end of each calendar quarter. In turn the Reinsurer shall have thirty (30) days to provide the Company with any cash payment due, if any.

(c) Annual Reinsurance Reports, as prescribed in Schedule D shall be provided by the Company to the Reinsurer within thirty (30) days following the end of each calendar year, or as indicated in Schedule D.

                                  ARTICLE VII

                              SETTLEMENT OF CLAIMS


1. In the case of a claim on a policy reinsured hereunder, whether the claim payment is made under the policy conditions or compromised for a lesser amount, the settlement made by the Company shall be unconditionally binding upon the Reinsurer.

2. The Company shall, on request, furnish the Reinsurer with copies of the proofs of claim, together with any information the Company may possess in connection with the claim.

3. The Reinsurer shall share in the expense of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Company under all policies respecting that individual being contested by the Company and shall share in the total amount of any reduction in liability in the same proportion. Compensation of salaried officers and employees of the Company shall not be considered claim expense. Furthermore, the Reinsurer shall not share in that part of any expense which constitutes Noncontractual Damages or Amounts or Extracontractual Damages or Amounts.

4. It is expressly understood that all benefits reinsured under this Agreement shall be netted against the Reinsurance Premium and other amounts due the Reinsurer from the Company under this Agreement.

                                  ARTICLE VIII

                                   INSOLVENCY


1. In the event of the insolvency of the Company, payments due the Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Company on a policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor.

2. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

                                   ARTICLE IX

                                  ARBITRATION


1. In the event of any disputes or difference arising hereafter between the contracting parties with reference to any transaction arising from or relating in any way to this Agreement on which agreement between the parties hereto cannot be reached, the same shall be decided by arbitration. Three arbitrators will decide any dispute or difference. The arbitrators must be disinterested officers or retired officers of life and health insurance or life and health reinsurance companies other than the two parties to this Agreement or their affiliates. Each of the contracting companies agrees to appoint one of the arbitrators with the third, the "Umpire," to be chosen by the other arbitrators. In the event that either party should fail to choose an arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose an "umpire" before entering upon arbitration. In the event that the two arbitrators shall not be able to agree on the choice of the Umpire within 30 days following their appointment, each arbitrator shall nominate five candidates within 10 days thereafter, four of whom the other shall decline, and the Umpire shall be chosen by the President of the American Arbitration Association.

2. The arbitrators shall consider customary and standard practices in the life and health reinsurance business. They shall decide by a majority vote of the arbitrators. There shall be no appeal from their written decision. Judgment may be entered on the decision of the arbitrators by any court having jurisdiction.

3. Each party shall bear the expense of its own arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator.

4. Any arbitration instituted pursuant to this Article shall be held in Stamford, Connecticut and the laws of the State of Connecticut and, to the extent applicable, the Federal Arbitration Act shall govern the interpretation and application of this Agreement.

5.  This Article shall survive termination of this Agreement.

6. Submission of a matter to arbitration shall be a condition precedent to any right to seek injunctive or other provisional relief pending the arbitration of a matter subject to arbitration pursuant to this Agreement. In any legal proceeding, the laws of the State of Connecticut will govern.

                                   ARTICLE X

                             DURATION OF AGREEMENT


1. Canceled for New Business. This Agreement may be canceled at any time, insofar as it pertains to the handling of new business after the Effective Date, by either party giving ninety (90) days' notice of cancellation in writing. The Reinsurer shall continue to accept reinsurance in accordance with this Agreement during the ninety (90) day period aforesaid. Except as provided in paragraphs 2 and 3 of this Article, the reinsurance with the Reinsurer on all policies shall remain in force as long as Reinsurance Premiums are paid when due and the Reinsurer shall remain liable thereon until termination or expiry of the insurance reinsured.

2. Recapture. The Company shall have the right, after providing ninety (90) days written notice to the Reinsurer, to recapture in full or in part pursuant to the provisions of this Agreement. Such recapture shall be subject to the provisions of Addendum 1. Upon such recapture the Agreement shall automatically terminate.

3. Automatic Termination. If at the end of an accounting period, none of the policies reinsured hereunder are in force, this Agreement shall automatically terminate.

4. Termination Due to Nonpayment. The Reinsurer may elect to terminate this Agreement if the Company fails to pay Reinsurance Premiums or other amounts due the Reinsurer, when due, provided the Reinsurer has given at least thirty (30) days prior written notice of its intent to terminate. The Company may avoid termination by paying all Reinsurance Premiums that are either delinquent or then due on or before the effective date of such election to terminate the Agreement.

5. Termination of Liability. If recapture is elected by Company subject to the provisions of paragraph 2 or by the Reinsurer, subject to the provisions of paragraph 4 of this Article, both the Company and the Reinsurer shall be obligated to make and shall make the payments set forth in Article XI.

                                   ARTICLE XI

                     PAYMENTS UPON TERMINATION OF AGREEMENT


1. In the event that this Agreement is terminated pursuant to the provisions of Article X, a terminal accounting and settlement shall take place.

2. The terminal accounting and settlement will become due and payable as of the effective date of termination ("Terminal Accounting Date") and shall consist of:

  (i) the Net Amount Due from the Accounting Period Reinsurance Report for the final Accounting Period, and,

 (ii) a Terminal Mod Co Reserve Adjustment by the Company and a Terminal Surrender Benefit returned by the Reinsurer, as defined in paragraph 3 of this Article, and,

 (iii) if terminated pursuant to the provisions of paragraph 2 of Article X, a Recapture Fee, as defined in Addendum 1 payable by the Company to the Reinsurer.

If, in the calculation of the terminal accounting and settlement, the amount due the Reinsurer exceeds the amount due the Company, the Company shall pay the difference to the Reinsurer. If, in the calculation of the terminal accounting and settlement, the amount due the Company exceeds the amount due the Reinsurer, the Reinsurer shall pay the difference to the Company.

3. The Company shall pay to the Reinsurer a Terminal Mod Co Reserve Adjustment in an amount equal to the reserves on the portion of the policies reinsured hereunder on a modified coinsurance basis on the day immediately prior to the Terminal Accounting Date. The Reinsurer shall return to the Company a Terminal Surrender Benefit of an amount equal to the Total Reserves (excluding any premium deficiency reserves and excess interest reserves) on the portion of the policies reinsured hereunder on the day immediately prior to the Terminal Accounting Date.

4. In the event that, subsequent to the terminal accounting and settlement as above provided, an adjustment is made with respect to any amount taken into account pursuant to Schedule D, a supplementary accounting shall take place pursuant to paragraph 2 of this Article. Any amount owed to the Reinsurer or the Company by reason of such supplementary accounting shall be paid promptly upon the completion thereof.

5. In the event of a partial recapture the recapture provisions will apply to the amount of business terminated.

                                  ARTICLE XII

                    OTHER REINSURANCE AND ACQUISITION CLAUSE

1. Other Reinsurance. The Company may not reinsure with any other reinsurer the complement of the quota share (i.e. 100% - quota share %) of the business reinsured under this Agreement without the prior written approval of the Reinsurer. This provision does not preclude the Company*s continued use of yearly renewable term type reinsurance to cover the excess over retention mortality risks.

2. Acquisition of Business Reinsured. In the event that the Company's claims paying ratings by two third party rating agencies, such as Standard and Poor's or Moody's, are lowered below BB/Ba, then the Reinsurer, at its option, shall be entitled to make a bid to purchase the blocks reinsured hereunder by means of an assumption reinsurance agreement. The specific terms of such transaction shall be negotiated in good faith by the Company, but the Company shall not be obligated to accept the Reinsurer's offer and continuance of this Agreement shall not be affected should the negotiations be unsuccessful.

                                  ARTICLE XIII

                                   EXECUTION


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.



THE DIXIE NATIONAL LIFE INSURANCE COMPANY


By: Mike Kaster
   --------------------------------------

Title:  Vice President - Chief Actuary
      -----------------------------------

Attest By: Mark Mennen
          -------------------------------

Title: Vice President
      -----------------------------------

Date:   3/27/97
     ------------------------------------


THE COLOGNE LIFE REINSURANCE COMPANY


By: Art Garrison
   --------------------------------------

Title:  Assistant Vice President
       ----------------------------------

Attest By:
          -------------------------------

Title:
      -----------------------------------

Date:  3/27/97
     ------------------------------------

                                   SCHEDULE A

                         CONTRACTS AND RISKS REINSURED


1. Under this Agreement, the Reinsurer reinsures a quota share of the risks on the blocks of insurance contracts issued or assumed by the Company and described below:

      60% quota share of the December 31, 1996 in force ordinary (including interest sensitive and traditional) life insurance portfolio, where such portfolio includes any life insurance business previously reinsured with Crown Life Insurance Company and recaptured from Crown Life as of December 31, 1996.

The Company warrants to the Reinsurer that all life insurance business previously reinsured with Crown Life Insurance Company has been completely recaptured from Crown Life as of December 31, 1996 and that such business is included in the December 31, 1996 in force reinsured under this Agreement.

The Reinsurer's share of the Policy Premium, as defined in Article IV, shall equal 100% times the applicable quota share percentage shown above.

2. In no event, however, will the Reinsurer*s liability on any life exceed the Maximum Coverage Per Life, which is the quota share percentage times the lower of $1 million ($1,000,000) or the Company*s retention level on the Effective Date of this Agreement.

                                   SCHEDULE B

                        COMMISSION AND EXPENSE ALLOWANCE
                             AND EXPERIENCE REFUND


1.   The Initial Allowance is $1.5 million as of the Effective Date.

2. The renewal allowances for years 1997 and later shall be equal to the quota share percentage times

        (i)  $7.50 per policy in force at the beginning of each quarter, plus

        (ii)  actual renewal year commissions paid during each quarter.

3.  There shall be no Experience Refunds.

                                   SCHEDULE C

                           INITIAL REINSURANCE REPORT



1. In force by policy form

     i. Policy count  ___________

    ii. Amount Ceded  ___________

    ii. Reserves      ___________





2. Accounting Transaction - Initial Reinsurance Consideration equals net of:

     i. Due Reinsurer


        Initial Reinsurance Premium        ____________

    ii. Due Company

        Initial Allowance                  ____________

        Initial Mod Co Reserve Adjustment  ____________

                              SCHEDULE D - PART I

                 QUARTERLY REPORTING PERIOD REINSURANCE REPORTS

                   from DIXIE NATIONAL LIFE INSURANCE COMPANY

                    to THE COLOGNE LIFE REINSURANCE COMPANY

                      for the quarter ending      /     /

A. NET CASH FLOW

     REINSURANCE PREMIUM
     1. Reinsurer's Share of Policy Premium

         2a. Mod Co Reserve beg of quarter          _________
         2b. Mod Co Reserve end of quarter          _________
         2c. Increase = (2b)-(2a)                   _________
         2d. Mod Co Interest Rate                   _________
         2e. Mod Co Interest  =  (2d)(2a)           _________
     2.   Mod Co Reserve Adjustment = (2c)-(2e)     _________

     3. Recapture Fees                              _________

     4. Reimbursement for policyholder dividends    _________
     (Schedule G)

     5. Allowances (Schedule B)                     _________

     6. Surrender and Endowment Payments            _________

     7. Coinsurance Reserve Adjustment (schedule F) _________

     8. Experience Refunds (Schedule B)             _________

     REINSURANCE PREMIUM
     = (1)-(2)+(3)-(4)-(5)-(6)-(7)-(8)              _________

     REINSURANCE BENEFITS
     1. Death Benefits                              _________

     REINSURANCE BENEFITS
     = (1)                                          _________

     NET CASH FLOW
     = REINSURANCE PREMIUM - REINSURANCE BENEFITS   _________

     IF POSITIVE, THEN NCF OWED TO REINSURER
     IF NEGATIVE, THEN ABSOLUTE VALUE OF NCF OWED TO COMPANY

B. COINSURANCE and MOD CO RESERVES

Beg. of quarter Reserves

1. Total Reserve


1a.  Coinsurance Reserve                __________

1b.  Mod Co Reserve
                                        __________

1c.  Coinsurance Percentage = (1a)/(1)  __________




End of quarter Reserves before CRA

2. Total Reserve                    _________


2a.  Coinsurance Reserve = (1c)(2)
                                    _________

2b.  Mod Co Reserve = (2)-(2a)      _________




Coinsurance Reserve Adjustment (CRA)

3. CRA (Schedule F)                  _________


End of quarter Reserves after CRA

4. Total Reserve = (2)               _________


4a.  Coinsurance Reserve = (2a)-(3)  _________

4b.  Mod Co Reserve = (4)-(4a)       _________

                              SCHEDULE D - PART II

                                 ANNUAL REPORTS

A. POLICY EXHIBIT

                                            Policies            Face
                                          -----------         --------

        a.   In force beg. of period  ________________  ________________

        b.   Increases                ________________  ________________

        c.   Deaths                   ________________  ________________

        d.   Maturities               ________________  ________________

        e.   Surrenders               ________________  ________________

        f.   Expires                  ________________  ________________

        g.   Lapses                   ________________  ________________

        h . Other Decreases           ________________  ________________

        i. In force end of period     ________________  ________________


B. ADDITIONAL POLICY EXHIBIT INFORMATION - Page 15A (as applicable)


                                         Number            Amount
                                         ------            ------

      23. Additions by Dividends      ________________  ________________
      24. Other paid-up Insurance     ________________  ________________
      25. Debit Ordinary Insurance    ________________  ________________



                           Issued During Year          In Force End of Year
                           Number      Amount           Number      Amount

26.  Term Policies - decreasing
27.  Term Policies - other
28.  Other term insurance - decreasing
29.  Other term insurance
29B. Term Additions
29C. Extended Term Insurance - total
29D. Whole Life and Endowment - total

                 Issued During Year               In force End of Year
           Non-Participating Participating  Non-Participating Participating

30. Industrial
31. Ordinary
31A.Credit Life
32. Group

C. ANALYSIS OF INCREASE IN RESERVES - Page 6

1.  Reserve December 31 of prior year
2.  Tabular Net Premiums
4.  Tabular Interest
5.  Tabular Less Actual Reserve Released
7.  Other Increases (net)
9.  Tabular Cost
10. Reserves Released by Death
11. Reserves Released by Other Termination (net)
15. Reserves December 31 of current year

E. DAC CHARGE PREMIUMS BY PLAN (as defined in Addendum 1)

F. TAX RESERVES

On or before June 30 following the end of the calendar year the Company shall
supply tax      reserves split by tax basis (table, interest rate, and reserve method).


G. AUDITED STATUTORY AND GAAP STATEMENTS


H. POLICY BY POLICY IN FORCE LISTING


I. LEVERAGE WORKSHEET (see SCHEDULE D, PART III)


J. Any management letter from the Company's external auditors regarding reinsurance ceded.


G:\SLIDIXIE\COMODCO.DOCPAGE 24 OF 323/30/97

                             SCHEDULE D - PART III

                    Leverage Ratio Calculation as of 12/31/




                 Surplus Relief               _______________

                 Surplus Notes                _______________

                 Premium Load Securitization  _______________

                 Commission Levelization      _______________

                 Affiliated Investments       _______________

                 (in Upstream Companies)


                 TOTAL NUMERATOR              _______________


                 Capital and Surplus          _______________

                 IMR & AVR                    _______________

                 Premium Deficiency Reserves  _______________

                 Excess Interest Reserves     _______________

                 1/2 Dividend Provision       _______________


                 TOTAL DENOMINATOR            _______________


                 LEVERAGE RATIO               _______________

                                   SCHEDULE E

                                 INTEREST RATES


1. The annual Mod Co Interest Rate shall equal the Portfolio Rate for the Company assets for the current calendar year. The Portfolio Rate shall be determined from the Blue Blank or similar report submitted to the Mississippi Insurance Department for the Company based on the formula given below:


                          rate = (I+CG)/.5x(A+B-I-CG)


Where:

            A = cash and invested assets plus accrued investment income less borrowed money at the end of year (page 2, lines 1 through 10 plus line 16, less page 3, line 22);

            B = same quantity as "A" above except for the beginning of year;

            I = net investment income for the year (exhibit 2, line 16)

            CG = capital gain/loss for the prior year (exhibit 4, line 10)

For quarterly reporting purposes, the Portfolio Rate shall be estimated as follows, with an adjustment to reflect the actual experience during the first quarter of the succeeding calendar year:



First quarter:   one-fourth of the prior year Portfolio Rate.
Second quarter:  two-fourths of a reasonable estimate of the current year
                 Portfolio Rate.
Third quarter:   three-fourths of a reasonable estimate of the current year
                 Portfolio Rate.
Fourth quarter:  a reasonable estimate of the current year Portfolio Rate.




2. Interest on delayed payments due the Company or the Reinsurer shall be computed using the rate specified in paragraph 1.

                                   SCHEDULE F

                        COINSURANCE RESERVE ADJUSTMENT.


Coinsurance Reserve Adjustment. In order to reduce the cash payments between the Company and the Reinsurer resulting from profits on the reinsured business, the Agreement shall provide for a conversion of Coinsurance into Modified Coinsurance through a Coinsurance Reserve (CRA). The CRA shall equal the lesser of the following:

            (i) the end of period Coinsurance Reserve prior to the CRA;

            (ii) the Net Cash Flow as defined in Schedule D,
                 before the CRA and Experience Refund, less the Risk Charge and DAC Charge, both as defined in the Addendum 1;

If positive, the CRA shall be paid by the Reinsurer to the Company. If negative the CRA shall be set equal to zero except on the Effective Date when the CRA cannot be more negative than the Initial Allowance.

The CRA shall be subtracted from the Coinsurance Reserve and added to the Mod Co Reserve.

                                   SCHEDULE G

                             DIVIDEND REIMBURSEMENT


The Reinsurer will reimburse the Company for an amount equal to 0% of the dividends paid on or after the Effective Date on the portion of the policies reinsured hereunder.

The Reinsurer shall be promptly notified of any changes in the dividend scale subsequent to the Effective Date. The Reinsurer shall participate in changes to the dividend scale if such changes are supported by the experience on the policies reinsured hereunder.

The Reinsurer shall not participate in any "additional" or "extra" dividends paid as a result of the apportionment and distribution of the Company's accumulated surplus not related to the policies reinsured hereunder.

                      ADDENDUM 1 to ARTICLE X, PARAGRAPH 2

                                    FORMULAS


1. Net Cash Flow (NCF). The Net Cash flow on the effective date shall equal the Initial Reinsurance Consideration.

The Net Cash Flow for any subsequent quarter shall equal the Reinsurance Premiums less the Reinsurance Benefits.

The Net Cash Flow shall also include the Terminal Mod Co Reserve Adjustment and the Terminal Surrender Benefit for any contracts recaptured during the quarter, prior to the Termination Date.

2. Experience Account Interest. The quarterly Experience Account interest rate shall equal one fourth of the quantity: Mod Co Interest Rate, as shown in Schedule E, less 20 basis points to cover investment expenses.

3.  Experience Account Assets (EAA).   On the effective date of this Agreement
the Experience Account Assets shall equal zero. At the end of a calendar quarter, the EAA shall equal the EAA at the beginning of the quarter plus one quarter's interest on such amount plus the Net Cash Flow during the quarter, less the quarterly risk and DAC charges.

4. Experience Account Balance (EAB). On the effective date of this Agreement the Experience Account Balance shall be equal to the negative of the Initial Allowance, as shown in Schedule B. At the end of a calendar quarter, the EAB shall equal the EAA less the quantity: (a) minus (b), where

(a) is the Coinsurance Reserve at the end of the Accounting Period, before taking into account the Coinsurance Reserve Adjustment, and

(b) is the Coinsurance Reserve Adjustment for the Accounting Period.

On the final Terminal Date the Coinsurance Reserve, after payment of any Terminal Surrender Benefit, shall be zero.

5. Taxable EAB. The Taxable EAB shall equal the EAB, except that the Coinsurance Reserves shall be computed on a tax basis.

6. Risk Charge. The expense and risk charge for 1996 will be 3.00% of the absolute value of the quantity EAB minus EAA as of December 31, 1996. Thereafter, the expense and risk charge percentage shall be .75% per quarter for calendar years 1997 and thereafter. The expense and risk charge shall equal the expense and risk charge percentage times the absolute value of the quantity EAB minus EAA as of the end of the period, but not less than $3,000 per quarter.

7. DAC Charge. The initial DAC charge percentage shall be .7%. Subsequent percentages shall be determined quarterly based on the average yield for Seven Year Treasuries on the last Friday of the quarter as published in the Wall Street Journal. The DAC charge calculation assumes a 35% tax rate, 7.7% capitalization rate and 10 year amortization period and will be modified if any of these factors change. The DAC charge percentage shall apply to the "reinsurance premium" as defined by IRS regulations.

The Company and the Reinsurer hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under
Section 848 of the Internal Revenue code 1986, as amended. This election shall be effective for 1996 and all subsequent taxable years for which this Agreement remains in effect.

a. The term "party" will refer to either the Company or the Reinsurer as appropriate.

b. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

c. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

d. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information which may be otherwise required by the IRS.

e. The Company will submit a schedule to the Reinsurer by April 1 of each year of its calculation of the net consideration of the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year.

f. The Reinsurer may contest such calculation by providing an alternate calculation to the Company in writing within 30 days of the Reinsurer's receipt of the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer's tax return for the previous calendar year.

g. If the Reinsurer contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternate calculation. If the Reinsurer and the Company reach an agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Any future tax changes which benefit the Company with an adverse impact on the Reinsurer, or conversely, shall also be reflected in the DAC charge.

8. Recapture Fee. The Company can recapture on or after January 1, 1997 upon 90 days notice and payment of a Recapture Fee equal to the absolute value of the EAB, if such is negative. Prior to January 1, 1998 there is an Early Recapture Fee equal to the absolute value of the EAB, if such is negative, times the 104%.

The Early Recapture Fee for 1997 shall be reduced to 100% if, concurrent with the recapture, the Company and the Reinsurer enter into an agreement which provides relief equal to the amount recaptured on a block of business acceptable to the Reinsurer.

                    ACCOUNTING WORKSHEET FOR EARLY RECAPTURE
                           EXPERIENCE ACCOUNT BALANCE

1.   Beg. Experience Account Assets (EAA)             ________


2a.  Interest rate on EAA                             ________
2b.  Interest =  (1)(2a)                              ________

3. Net Cash Flow After CRA                            ________

4. Risk Charge                                        ________

5.   DAC charge                                       ________

6 Ending EAA = (1)+(2b)+(3)-(4)-(5)                   ________

7. Ending Coinsurance Reserves                        ________

8. Ending Experience Acct. Balance                    ________
     EAB = (6)-(7)